UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   April 8, 2010

REGENOCELL THERAPEUTCS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-50639	22-3880440
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2 Briar Lane, Natick, Massachusetts	01760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code ____(508) 647-4065

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 7, 2010 the Company entered into two agreements.  Closing occurred on February 4, 2010.

The first agreement is between TheraVitae Limited, the Israeli corporation manufacturing the stem cell therapy product, and a newly formed Israeli corporation which is a wholly owned subsidiary of the Company, Regenocell Laboratories, Ltd.  Pursuant to the terms of the agreement, certain assets were acquired and certain liabilities assumed.  These assets include all the manufacturing and office equipment and the transfer of the lease.  At signing the Company paid $75,000 toward the reduction of the assumed liabilities.  All the employees were terminated then offered and accepted employment with Regenocell Laboratories, Ltd.

The second agreement is between Yieldex, Ltd. and the Registrant for the acquisition of certain rights.  This includes clinical data, the non exclusive use of the CRM System which manages clinical data and input necessary to schedule a patient for stem cell production, and all rights in patent and patent applications, if any, in connection with activities of stem cell research, therapy development and clinical trials under the trade name ”TheraVitae” for the world except for Asia.  Israel is excluded by definition from being part of Asia.  The cash price is $5,000,000 (five million United States dollars), of which $75,000 was paid to TheraVitae Limited and $25,000 to Yieldex on January 7.  The balance is due in monthly installments on or before January 4, 2015.  Minimum installments are $5,000 per patient processed in Israel after the first eight patients during the preceding month.  In addition 25% of any equity raised by the Company will be applied to the outstanding balance.

In addition 40,000,000 (forty million) shares of the Company’s common stock, par value $.0001, was issued to Yieldex Ltd and its nominees.  The 40,000,000 shares are restricted and subject to a two year Lock-Up period beginning January 4, 2010.  These shares are also subject to a voting agreement.  During the Lock-Up period and for any subsequent period until the shares are sold to the public in the open market,  the Board of Directors will be expanded to five members and the shareholders whose shares are locked up will vote for a maximum of two directors.  The Company’s shareholders who are not parties to the Lock-Up agreement will vote their shares for the same two directors until the aggregate number of Yieldex shares are 15,000,000 (fifteen million) or less. The Yieldex shareholders agree to vote the Yieldex shares for a maximum of three directors designated by James F. Mongiardo.  While this voting rights agreement is in effect, unanimous approval of all the directors then in office or approval of holders of at least a majority of the shares will be required for: (i) any proposal to increase capital in a way that would result in dilution of existing shareholders’ percentages by ten percent (10%) or more; (ii) any proposal to merge, consolidate or amalgamate with any other corporate entity; (iii) any proposal to sell all or a material part of the assets; and, (iv) any proposal to amend the bylaws.

As a result of the actions described above, on February 4, 2010 the Company’s primary asset is Regenocell Laboratories Ltd. which is manufacturing and selling stem cell therapy product used to treat congestive heart failure and peripheral artery disease.  Purchases are being made to treat patients for these indications in Bangkok, Thailand and the Dominican Republic.  It is anticipated that purchases will also be made to treat patients in Mexico and other countries.

Item 8.01	Other Events

On February 10, 2010, Kwalata Trading Limited, a wholly owned subsidiary of TheraVitae, Inc., a Canadian corporation, obtained an ex parte order from the District Court for the Central Region of Israel to seize the intellectual property alleged owned by Kwalata which is in the possession of either Theravitae, Ltd. or Regenocell Laboratories Ltd., the wholly owned Israeli subsidiary corporation of the Company. The Court appointed trustee took files and computers including computers dedicated solely to equipment from  Regenocell Laboratories facilities at 7, Pinchas St., Ness Ziona in what the Company considered to be an unlawful attempt to close the facilities.

Prior to a scheduled hearing, a settlement agreement was reached which then became the resolution of the case by the District Court for the Central Region of Israel.  All equipment and files taken are to be returned subject to copying by the applicants at their expense.  Excluded from copying are attorney-client privileged documents, business documents and private documents.  Regenocell Laboratories and the Company agree not to disclose the alleged intellectual property to third parties except in the ordinary course of business, for government filings and when a non disclosure agreement is obtained. This order remains in effect until a subsequent order by the Court or the resolution of an arbitration begun in Canada by Kwalata against TheraVitae, Ltd.

Item 9.01.	Financial Statements and Exhibits

(a)	Exhibits

Exhibit 7	Asset Purchase Agreement between Regenocell Laboratories Ltd. and TheraVitae Limited signed 5 January 2010.

Exhibit 8	Assignment of Rights between Yieldex Ltd. and RegenoCELL Therapeutics, Inc. signed 7 January 2010.

Exhibit 9	Final Settlement District Court for the Central Region, Israel, Hon. Judge Shinman, March 4, 2010, Kwalata Trading Limited vs. Thera Vitae and Regenocell Laboratories, Ltd., translated into English.

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RegenoCELL Therapeutics, Inc.
(Registrant)

April 9, 2010	By:	/s/ James F. Mongiardo
James F. Mongiardo
President and Chief Executive Officer